Exhibit 99(h)(1)

ADMINISTRATION AGREEMENT

AGREEMENT made as of August 12, 2005 by and between MGI FUNDS, a statutory trust organized under the laws of Delaware (the “Fund”), and INVESTORS BANK & TRUST COMPANY, a Massachusetts trust company (the “Bank”).

WHEREAS, the Fund is a registered investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), consisting of the separate series listed on Appendix A hereto (the “Series”); and

WHEREAS, the Fund, acting on behalf of the Series, desires to retain the Bank to render certain administrative services to the Series and the Bank is willing to render such services.

NOW, THEREFORE, in consideration of the mutual covenants herein set forth, it is agreed between the parties hereto as follows:

1. Appointment. The Fund hereby appoints the Bank to act as Administrator of the Series on the terms set forth in this Agreement. The Bank accepts such appointment and agrees to render the services herein set forth for fees that may be agreed to from time to time in writing between the parties.

2. Delivery of Documents.

(a) The Fund has furnished, or will promptly furnish when available, the Bank with copies properly certified or authenticated of each of the following:

(i)	Resolutions of the Fund’s Board of Trustees (the “Board”) authorizing the appointment of the Bank to provide certain administrative services to the Fund and approving this Agreement;

(ii)	The Fund’s Certificate of Trust, filed with the State of Delaware on March 11, 2005, and all amendments thereto;

(iii)	The Fund’s by-laws and all amendments thereto (the “By-Laws”);

(iv)	The Fund’s Agreement and Declaration of Trust and all amendments thereto (the “Declaration of Trust”);

(v)	The Fund’s agreements with all service providers, which include any investment advisory agreements, sub-investment advisory agreements, custody agreements, distribution agreements and transfer agency agreements (collectively, the “Agreements”);

(vi)	The Fund’s most recent Registration Statement on Form N-1A (the “Registration Statement”) under the Securities Act of 1933 and under the 1940 Act, and all amendments thereto;

(vii)	The Fund’s most recent prospectuses and statement of additional information (the “Prospectus”); and

(viii)	Such other certificates, documents or opinions as may mutually be deemed necessary or appropriate for the Bank in the proper performance of its duties hereunder.

The Fund will promptly furnish the Bank with copies of all amendments of or supplements to the foregoing. Furthermore, the Fund will notify the Bank as soon as possible of any matter which may materially affect the performance by the Bank of its services under this Agreement.

(b)	(i)	The Bank has furnished the Fund’s Chief Compliance Officer with properly certified copies of all compliance policies and procedures of the Bank relating to its administrative responsibilities, or a third-party report (as contemplated by IC Release No. 26299), which have been prepared in accordance with Rule 38a-1 under the 1940 Act, in order to permit the Board to meet its obligations under Rule 38a-1 under the 1940 Act; and

(ii)	The Bank will cooperate with the Fund in connection with the review by the Fund’s Chief Compliance Officer of the Bank’s administrative operations in connection with the preparation of the yearly written report to the Board contemplated by Rule 38a-1(a)(4)(iii) under the 1940 Act. The Bank will promptly furnish the Fund’s Chief Compliance Officer with copies of all amendments to the foregoing compliance policies and procedures.

3. Duties of Administrator. Subject to the supervision and direction of the Board, the Bank, as Administrator, will assist in conducting various aspects of the Fund’s administrative operations and undertakes to perform the services described in Appendix B hereto. The Bank may, from time to time, perform additional duties and functions, which shall be set forth in an amendment to such Appendix B executed by both parties.

In performing all services under this Agreement, the Bank shall act in conformity with the Fund’s By-Laws and Declaration of Trust and the 1940 Act, as the same may be amended from time to time, and all of the investment objectives, investment policies and other practices and policies set forth in the Fund’s Registration Statement, and any compliance policies and procedures of the Fund that are communicated to the Bank, as the same may be amended from time to time. Notwithstanding any item discussed herein, the Bank has no discretion over the Series’ assets or choice of investments and cannot be held liable for any problem relating to such investments.

4. Duties of the Fund.

(a) The Fund is solely responsible (through its transfer agent or otherwise) for: (i) providing timely and accurate reports (“Daily Sales Reports”), which will enable the Bank as Administrator to monitor the total number of shares sold in each state on a daily basis; and (ii) identifying any exempt transactions (“Exempt Transactions”), which are to be excluded from the Daily Sales Reports.

(b) The Fund agrees to make its legal counsel available to the Bank for instruction with respect to any matter of law arising in connection with the Bank’s duties hereunder, and the Fund further agrees that the Bank shall be entitled to rely on such instruction without further investigation on the part of the Bank.

5. Fees and Expenses.

(a) For the services rendered by the Bank hereunder, each Series will pay to the Bank such fees at such rate as shall be agreed upon in writing by the parties from time to time. The applicable Series will also pay or reimburse the Bank from time to time for any transfer taxes payable upon any transfers made hereunder, and for all necessary proper disbursements, expenses and charges made or incurred by the Bank in the performance of this Agreement (including any duties listed on any Schedule hereto, if any) including any indemnities for any loss, liabilities or expense to the Bank as provided herein. In the event that the Fund terminates this Agreement, the Bank will also be entitled to reimbursement by the Fund for all reasonable expenses incurred in conjunction with termination of this Agreement and any conversion or transfer work done in connection therewith.

(b) Fees and expenses will be calculated monthly with respect to each Series. The Fund will have sixty (60) days after the receipt of an invoice to dispute any charge that appears on such invoice. After such sixty (60) day period, unless the Fund has disputed the invoice, the invoice will be deemed to be complete and accurate and may no longer be disputed.

(c) The Bank shall not be required to pay any expenses incurred by the Series.

(d) In the case of the following transactions, not in the ordinary course of business, namely, (i) the merger of a Series into or the consolidation of a Series with another investment company or series thereof; (ii) the sale by a Series of all, or substantially all, of the assets of the Series to another investment company or series thereof; or (iii) the liquidation or dissolution of a Series and distribution of the assets of the Series, upon the payment of the fees, disbursements and expenses of the Bank owed by such Series through the then remaining term of this Agreement, the Bank will complete all actions reasonably necessary to implement such merger, consolidation, or sale upon the order of the Fund set forth in an Officers’ Certificate, accompanied by a certified copy of a resolution of the Board authorizing any of the foregoing transactions. Upon completion of such actions and the payment of all such fees, disbursements and expenses of the Bank by the applicable Series, this Agreement will terminate as to such Series and the Bank shall be released from any and all obligations hereunder as they relate to such Series.

6. Limitation of Liability.

(a) The Bank, its directors, officers, employees and agents shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Series in connection with the performance of the Bank’s obligations and duties under this Agreement, except a loss resulting from willful misfeasance, bad faith or negligence in the performance of such obligations and duties, or by reason of the Bank’s reckless disregard thereof. The Series will indemnify the Bank, its directors, officers, employees and agents against and hold the Bank and them harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable legal fees and expenses) resulting from any claim, demand, action or suit: (i) arising out of the actions or omissions of the Fund, including, but not limited to, inaccurate Daily Sales Reports and misidentification of Exempt Transactions; (ii) arising out of the offer or sale of any securities of the Series in violation of (x) any requirement under the federal securities laws or regulations, (y) any requirement under the securities laws or regulations of any state, or (z) any stop order or other determination or ruling by any federal or state agency with respect to the offer or sale of such securities; or (iii) not resulting from the willful misfeasance, bad faith or negligence of the Bank in the performance of such obligations and duties or by reason of its reckless disregard thereof.

(b) Notwithstanding anything in this Agreement to the contrary, in no event shall the Series, the Fund or any of their officers, trustees or employees (collectively, the “Fund Indemnified Parties”) be liable to the Bank or any third party, and the Bank shall indemnify and hold the Series, the Fund and the Fund Indemnified Parties harmless from and against any Claim to the extent arising as a result of the negligence, willful misfeasance, bad faith or reckless disregard of duties of the Bank or any Bank Indemnified Party under this Agreement.

(c) The Bank may apply to the Fund at any time for instructions and may consult counsel for the Fund, or the Bank’s own counsel, and with accountants and other experts with respect to any matter arising in connection with its duties hereunder, and the Bank shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instructions, or with the opinion of such counsel, accountants, or other experts. The Bank shall not be liable for any act or omission taken or not taken in reliance upon any document, certificate or instrument which it reasonably believes to be genuine and to be signed or presented by the proper person or persons. The Bank shall not be held to have notice of any change of authority of any officers, employees, or agents of the Fund until receipt of written notice thereof has been received by the Bank from the Fund.

(d) In the event the Bank is unable to perform, or is delayed in performing, its obligations under the terms of this Agreement because of acts of God, strikes, legal constraint, government actions, war, emergency conditions, interruption of electrical power or other utilities, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, the Bank shall not be liable to the Fund for any damages resulting from such failure to perform, delay in performance, or otherwise from such causes.

(e) Notwithstanding anything to the contrary in this Agreement, in no event shall the Bank, the Fund or the Series be liable for special, incidental or consequential damages, even if advised of the possibility of such damages.

7. Series. The Bank acknowledges that each Series is separately, and not jointly and severally, liable for its obligations hereunder, and that the Bank shall look solely to the accounts of such Series for payment. No officer, trustee, shareholder or agent of the Fund, nor any investment advisor or sub-advisor of any Series, nor any of their officers, directors, employees or agents, shall be personally liable for any obligations of any Series.

8. Termination of Agreement.

(a) The initial term of this Agreement shall be three years commencing upon the date hereof (the “Initial Term”), unless earlier terminated as provided herein. Upon the expiration of the Initial Term and every subsequent term (“Renewal Term”), the term of this Agreement shall automatically extend for an additional year, unless written notice of non-extension is delivered by the non-extending party to the other party no later than six months prior to the expiration of that year. Notwithstanding the foregoing, if, at the end of each of the first two years of the Initial Term, the total net assets of the Series serviced hereunder do not exceed $1 billion, the Initial Term shall be extended by an additional year.

Either party hereto may terminate this Agreement prior to the expiration of the Initial Term or any Renewal Term in the event the other party violates any material provision of this Agreement, provided that the non-violating party gives written notice of such violation to the violating party, and the violating party does not cure such violation within sixty (60) days of receipt of such notice.

(b) At any time after the termination of this Agreement, the Fund may, upon written request, have reasonable access to the records of the Bank relating to its performance of its duties as Administrator.

9. Miscellaneous.

(a) Any notice or other instrument authorized or required by this Agreement to be given in writing to the Fund or any Series or the Bank shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

To the Fund or any Series:

MGI Funds

Investors Way

Norwood, MA 02062

Attention: Chief Operating Officer

With a copy to:

Chief Counsel

Mercer Global Investments, Inc.

1166 Avenue of the Americas

New York, New York 10036

To the Bank:

Investors Bank & Trust Company

200 Clarendon Street, P.O. Box 9130

Boston, MA 02117-9130

Attention: Steve Peacock, Director, Client Management

With a copy to: John E. Henry, General Counsel

(b) This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable without the written consent of the other party.

(c) This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to its conflict of laws provisions.

(d) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and which collectively shall be deemed to constitute only one instrument.

(e) The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

10. Confidentiality. Both parties hereto agree that any non-public information obtained hereunder concerning the other party is confidential and may not be disclosed without the consent of the other party, except as may be required by applicable law or at the request of a governmental agency or self-regulatory organization. In the case of portfolio holdings information of the Series, the Bank acknowledges that such information is confidential, and the Bank represents that it has implemented internal policies to ensure the confidential treatment of the Series’ portfolio holdings information (including appropriate commercially reasonable, related limitations on trading on the basis of such information by the Bank’s employees). The parties further agree that a breach of this provision would irreparably damage the other party and accordingly agree that each of them is entitled, in addition to all other remedies at law or in equity, to an injunction or injunctions without bond or other security to prevent breaches of this provision.

In addition, the parties further agree that any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Bliley Act (the “Act”), disclosed by a party hereunder is for the specific purpose of permitting the other party to perform the services set forth in this Agreement. Each party agrees that, with respect to such information, it will comply with Regulation S-P and the Act and that it will not disclose any Nonpublic Personal Information received in connection with this Agreement, to any other party, except as necessary to carry out the services set forth in this Agreement or as otherwise permitted by Regulation S-P or the Act.

The parties acknowledge that there will be instances where each party will have in its possession Nonpublic Personal Information obtained outside of the relationship contemplated under this Agreement that is the same Nonpublic Personal Information that is obtained pursuant to this Agreement, and that disclosure of such Nonpublic Personal Information to any affiliate or third party will be subject to the privacy policies referenced in the privacy notices provided to such consumers and customers by the respective party to this Agreement.

11. Use of Names.

(a) The Fund shall not use the specific name of the Bank or any of the Bank’s known affiliates in any prospectus, sales literature or other material relating to the Fund in a manner not approved by the Bank prior thereto in writing; provided, however, that the approval of the Bank shall not be required for any use of the Bank’s name or its affiliates’ names which merely refers in accurate and factual terms to the Bank’s appointment hereunder, or which is required by the Securities and Exchange Commission (the “SEC”) or which is required by any state securities authority or any other appropriate regulatory, governmental or judicial authority; provided further, that in no event shall such approval by the Bank be unreasonably withheld or delayed.

(b) The Bank shall not use the specific names of the Fund, the Fund’s series or any of the Fund’s known affiliates in any materials in a manner not approved by the Fund prior thereto in writing; provided however, that the approval of the Fund shall not be required for any use of the names of the Fund, the Fund’s series or the Fund’s affiliates that merely refers in accurate and factual terms to the Fund having appointed the Bank as the Fund’s administrator hereunder or that is otherwise required by the SEC or any state securities authority or any other appropriate regulatory, governmental or judicial authority; provided further, that in no event shall such approval by the Fund be unreasonably withheld or delayed.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed and delivered by their duly authorized officers as of the date first written above.

MGI FUNDS

By:	/s/ David M. Goldenberg
	Name:	David M. Goldenberg
	Title:	Vice President and Secretary

INVESTORS BANK & TRUST COMPANY

By:	/s/ Andrew M. Nesvet
	Name:	Andrew M. Nesvet
	Title:	Managing Director

Appendices

Appendix A	Series

Appendix B	Services

Appendix A

Amended May 25, 2006

Series of the Trust

MGI US Large Cap Growth Equity Fund

MGI US Large Cap Value Equity Fund

MGI US Small/Mid Cap Growth Equity Fund

MGI US Small/Mid Cap Value Equity Fund

MGI Non-US Core Equity Fund

MGI High Yield Fixed Income Fund

MGI Core Opportunistic Fixed Income Fund

MGI US Short Maturity Fixed Income Fund

A-1

Appendix B

Investors Bank & Trust

Summary of Administration Functions

Mercer Global Investments

Function	Investors Bank & Trust	Mercer Global Investments	Suggested Fund Auditor or Counsel
Management Reporting & Treasury Administration

Monitor portfolio compliance in accordance with the current Prospectus and SAI. Frequency: Daily	Perform tests of certain specific portfolio activity designed from provisions of the Fund’s Prospectus and SAI. Follow-up on potential violations.	Monitor portfolio activity and Fund operations in conjunction with 1940 Act, Prospectus, SAI and any other applicable laws and regulations (as well as manager-specific restrictions). Monitor testing results and approve resolution of compliance issues.	A/C - Provide consultation as needed on compliance issues.

Provide compliance summary package.	Provide a report of compliance testing results.	Review report.	A/C - Provide consultation as needed.
Frequency: Monthly

Perform asset diversification testing to establish qualification as a RIC. Frequency: Quarterly	Perform asset diversification tests at each tax quarter end. Follow-up on issues.	Monitor portfolio activity in conjunction with IRS requirements. Review test results and take any necessary action. Approve tax positions taken.	A - Provide consultation as needed in establishing positions to be taken in tax treatment of particular issues. Review quarter end tests on a current basis.

(a) Confidential

B-1

Function	Investors Bank & Trust	Mercer Global Investments	Suggested Fund Auditor or Counsel
Management Reporting & Treasury Administration (CONT.)

Coordinate Manager Questionnaire Process.	Send a questionnaire to each Manager outlining information the managers need to report to Mercer. (I.e. soft dollar arrangements, any known compliance breaches, etc).	Review report.
Frequency: Quarterly

Report Non–Financial Information	Report other non-financial data to Mercer. (I.e. Broker commissions, Top 10 Holdings, etc).	Review report.

Frequency: Quarterly

Perform qualifying income testing to establish qualification as a RIC.	Perform qualifying income testing (on book basis income, unless material differences are anticipated) on quarterly basis and as may otherwise be necessary. Follow-up on issues.	Monitor portfolio activity in conjunction with IRS requirements. Review test results and take any necessary action. Approve tax positions taken.	A- Consult as needed on tax accounting positions to be taken. Review in conjunction with year-end audit.
Frequency: Quarterly

(a) Confidential

B-2

Function	Investors Bank & Trust	Mercer Global Investments	Suggested Fund Auditor or Counsel
Management Reporting & Treasury Administration (CONT.)

Prepare the Fund’s annual expense budget. Establish daily accruals.	Prepare preliminary expense budget. Notify fund accounting of new accrual rates.	Provide asset level projections. Approve expense budget.
Frequency: Annually

Monitor the Fund’s expense budget.	Monitor actual expenses updating budgets/ expense accruals.	Provide asset level projections quarterly. Provide vendor information as necessary. Review expense analysis and approve budget revisions.	C/A - Provide consultation as requested.

Frequency: Quarterly

Receive and coordinate payment of fund expenses.	Propose allocations of invoice among Funds and obtain authorized approval to process payment.	Approve invoices and allocations of payments. Send invoices to IBT in a timely manner.

Frequency: As often as necessary

(a) Confidential

B-3

Function	Investors Bank & Trust	Mercer Global Investments	Suggested Fund Auditor or Counsel
Management Reporting & Treasury Administration (CONT.)

Prepare financial information for presentation to Fund Management and Board of Directors.	Prepare selected portfolio and financial information for inclusion in board material.	Review financial information.

Frequency: Quarterly

Review the Fund’s multi-class dividend calculation procedures. Calculate periodic dividend rates to be declared in accordance with management guidelines.	Calculate amounts available for distribution. Coordinate review by management and/or auditors. Notify custody and transfer agent of authorized dividend rates in accordance with Board approved policy. Report dividends to Board as required.	Establish and maintain dividend and distribution policies. Approve distribution rates per share and aggregate amounts. Obtain Board approval when required.	C - Review dividend resolutions in conjunction with Board approval. A - Review and concur with proposed distributions.

Frequency: According to dividend policy

(a) Confidential

B-4

Function	Investors Bank & Trust	Mercer Global Investments	Suggested Fund Auditor or Counsel
Calculate Fund-level total return (non-tax basis) information on Funds as defined in the current Prospectus and SAI.	Provide Fund-level total return calculations.	Review total return information.

Frequency: Daily

Calculate tax-based Fund-level total return information.	Provide Fund-level total return calculations.	Review total return information.

Frequency: Annually

Prepare disinterested director/trustee Form 1099-Misc. Frequency: Annually	Summarize amounts paid to directors/trustees during the calendar year. Prepare and mail Form 1099-Misc.	Provide social security numbers and current mailing address for trustees. Review and approve information provided for Form 1099-Misc.

FUND ACCOUNTING

Prepare responses to major industry questionnaires.	Prepare, coordinate as necessary, and submit responses to the appropriate agency.	Identify the services to which the Funds report. Provide information as requested.
Frequency: As often as necessary

(a) Confidential

B-5

Function	Investors Bank & Trust	Mercer Global Investments	Suggested Fund Auditor or Counsel
FINANCIAL REPORTING

Coordinate the annual audit and semi-annual preparation and printing of financial statements and notes with management, fund accounting and the fund auditors. Coordinate the preparation of the quarterly schedule of investments (N-Qs) with fund management and fund accounting.	Coordinate the creation of templates reflecting client-selected standardized appearance and text of financial statements and footnotes. Draft and manage production cycle. Coordinate with IBT fund accounting the electronic receipt of portfolio and general ledger information. Assist in resolution of accounting issues. Using templates, draft semi annual and annual financial statements and N-Qs, coordinate auditor and management review, and clear comments. Coordinate printing of reports, if applicable and EDGAR conversion of N-CSR and N-Q with outside printer and filing with the SEC.	Provide past financial statements and other information required to create templates, including report style and graphics. Approve format and text as standard. Approve production cycle and assist in managing to the cycle. Coordinate review and approval by portfolio managers of portfolio listings to be included in financial statements. Prepare appropriate management letter and coordinate production of Management Discussion and Analysis. Review and approve entire report. Make appropriate representations in conjunction with audit.	A - Perform audit and issue opinion on annual financial statements. A/C - Review reports.
Frequency: Quarterly

(a) Confidential

B-6

Function	Investors Bank & Trust	Mercer Global Investments	Suggested Fund Auditor or Counsel
BLUE SKY

Maintain effective Blue Sky notification filings for states in which Fund Management intends to solicit sales of fund shares.

Maintain records of fund sales for client designated states via ABD BlueWin compliance system. File annual notification renewal documents and annual sales reports. File amendments to increase dollar amounts authorized for sales by funds, based upon client instruction.

Identify states in which filings are to be made.

Identify exempt transactions to transfer agent for appropriate exclusion from blue sky reporting.

		Assure cooperation from Funds’ Transfer Agent in arranging for communication of required electronic information.	C - Provide consultation as needed on Blue Sky issues. C - Provide consultation on product and institutional exemptions.
Frequency: On-going	File notifications to states for new funds and/or classes, mergers and liquidations. Provide periodic reports on state authorization amounts and sales amounts. Determine state filing requirements by using CCH Blue Sky Law Reporter, ICI memoranda and state securities commission directives (both written and oral).

Arrange for electronic communication from Funds’ Transfer Agent sufficient to allow for necessary Blue Sky filings.

File amendments to registration statement with the applicable state securities commissions in coordination with SEC filing.	File updated registration statements, prospectuses, SAIs, supplements thereto, and annual reports to shareholders upon approval/authorization by client.	Inform IBT of filings prior to SEC filing.	C - Provide consultation as needed on Blue Sky filing issues.
Frequency: On-going

(a) Confidential

B-7

Function	Investors Bank & Trust	Mercer Global Investments	Suggested Fund Auditor or Counsel
TAX

Prepare income tax provisions. Frequency: Annually	Calculate investment company taxable income, net tax exempt interest, net capital gain and spillback dividend requirements. Identify book-tax accounting differences. Track required information relating to accounting differences.	Provide transaction information as requested. Identify Passive Foreign Investment Companies (PFICs). Approve tax accounting positions to be taken. Approve provisions.	A - Provide consultation as needed in establishing positions to be taken in tax treatment of particular issues. Perform review in conjunction with the year-end audit.

(a) Confidential

B-8

Function	Investors Bank & Trust		Mercer Global Investments	Suggested Fund Auditor or Counsel
Calculate excise tax distributions.	Calculate required distributions to avoid imposition of excise tax.		Provide transaction information as requested. Identify Passive Foreign Investment Companies (PFICs). Approve tax accounting positions to be taken. Review and approve all income and distribution calculations, including projected income and dividend shares. Approve distribution rates per share and aggregate amounts. Obtain Board approval when required.	A - Provide consultation as needed in establishing positions to be taken in tax treatment of particular issues. Review and concur with proposed distributions per share.
	-	Calculate capital gain net income and foreign currency gain/loss through October 31.
	-	Calculate ordinary income and distributions through a specified cut off date.
	-	Project ordinary income from cut off date to December 31.
	-	Ascertain dividend shares.
Identify book-tax accounting differences. Track required information relating to accounting differences.
Frequency: Annually	Coordinate review by management and fund auditors. Notify custody and transfer agent of authorized dividend rates in accordance with Board approved policy. Report dividends to Board as required.

Prepare tax returns.	Prepare excise and RIC tax returns.		Review and sign tax return.	A - Review and sign tax return as preparer.

Frequency: Annually

Prepare Form 1099 Frequency: Annually	Obtain yearly distribution information. Calculate 1099 reclasses and coordinate with transfer agent.		Review and approve information provided for Form 1099.

(a) Confidential

B-9

Function	Investors Bank & Trust	Mercer Global Investments	Suggested Fund Auditor or Counsel
Prepare other year-end tax-related disclosures.	Obtain yearly income distribution information. Calculate disclosures (i.e., dividend received deductions, foreign tax credits, tax-exempt inc, income by jurisdiction) and coordinate with transfer agent.	Review and approve information provided.
Frequency: Annually

Review and Approval

The attached Summary of Administration Functions has been reviewed and represents the services currently being provided.

/s/ Andrew M. Nesvet	August 12, 2005
Signature of Account Manager/Date

/s/ David M. Goldenberg	August 12, 2005

Signature of Authorized Client Representative/ Date

(a) Confidential

B-10